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                                                                      Exhibit 99

[Armstrong logo appears here]

     LANCASTER, PA., September 1--Armstrong World Industries, Inc. (NYSE:ACK), and Dal-Tile International Inc., announced today the signing of a letter of intent for the proposed merger of the ceramic tile businesses of The American Olean Tile Company, a wholly owned Armstrong subsidiary, with Dal-Tile.

     In the merger, Armstrong will become a significant minority shareholder of the combined companies and may, under certain circumstances, have the opportunity to increase its holdings in the future. The current majority owner of Dal-Tile, AEA Investors Inc., its management and shareholder group, will be the controlling shareholders of the combined companies following the merger. Completion of the transaction is subject to the execution of a definitive combination agreement and appropriate government approvals.

     Upon completion of the proposed merger, Howard I. Bull, Chief Executive Officer of Dal-Tile, will be Chief Executive Officer of the combined companies.

     Dal-Tile, headquartered in Dallas, manufactures a broad line of ceramic tiles in seven locations in North America and distributes through more than 200 company-owned locations in the United States, Mexico and Canada.

     American Olean, headquartered in Lansdale, Pa., has ceramic tile manufacturing facilities in five U.S. locations and distributes through a combination of more than 60 company-owned outlets and a network of independent ceramic tile and floor covering distributors.

     Spokespersons for the two companies said, "The proposed combination will allow improved levels of customer service through more efficient utilization of the manufacturing and distribution resources of both companies. In addition, it is the view of both parties that this transaction will enable the merged entity to more successfully compete with the significant competition in North America from foreign suppliers."